ADVERTISING AND PROMOTION AGREEMENT

This Advertising and Promotion Agreement ("Agreement") is entered into as of June 13, 2000 by and between Pure Steel Custom Cycles, Inc., an Arizona corporation ("Advertisee'), AZPB Limited Partnership, a Delaware limited partnership, dba Arizona Diamondbacks ("Team"), and AZPB REM Limited Partnership, a Delaware limited partnership ("Real Estate Manager").

RECITALS

A. Team owns and operates a Major League Baseball ("MLB") franchise known as the Arizona Diamondbacks, which plays its home games at Bank One Ballpark ("Ballpark").
B. Real Estate Manager, a related entity controlled by Team, controls signage and other advertising at the Ballpark.
C. Team produces and distributes the Diamondbacks Magazine/Game
Program.
D. Team has developed and utilizes a BOB cat mascot ("Mascot"), which will appear and perform at most, if not all, home baseball games played by Team.
E. Advertiser wishes to advertise and promote its motorcycle manufacturing business at the Ballpark and in connection with Team.

AGREEMENT
1 . Term. The term of this Agreement shall commence July 1, 2000 and shall terminate December 31, 2003, unless extended or sooner terminated as provided herein ("Term").

2. Payments.
2.1. Annual Fee. For the rights described in this Agreement, Advertiser shall pay Team as follows for each year of the Term:
2.1.1. 2000 Season. $7,500, billed in three (3) equal installments of $2,500 on July 1, August 1 and September 1, 2000.
2.1.2 2001 Season. $15,000, billed in eight (8) equal installments of $1,875 on the first day of each month beginning on February 1, 2001, and ending on September 1, 2001.
2.1.3. 2002 Season. $20,000, billed in eight (8) equal installments of $2,500 on the first day of each month beginning on February 1, 2002, and ending on September 1, 2002.
2.1.4 2003 Season. $25,000 (net), billed in eight (8) equal installments of $3,125 on the first day of each month beginni6g February 1, 2003, and ending on September 1, 2003.

All payment amounts are net of agency commissions, if any. Team will send an invoice to Advertiser, and payment will be due twenty (20) days after the date of invoice. Should Advertiser fail to make any payment within twenty (20) days of the invoice date, interest shall accrue on all unpaid amounts at the rate of one and one-half percent (1.5%) per month.

2.2 Trade. In addition to the cash payments set forth in Section 2.1. Advertiser shall provide the following trade items to Team during the
Term:

2.2.1. 2000 Season. No later than July 13, 2000, Advertiser shall provide Team with one (1) new customized Arizona Diamondbacks Pure Steel Motorcycle ("Motorcycle"), with a minimum wholesale value of $39,000, to be used in conjunction with the Mascot. Upon delivery to Team, the Motorcycle shall become and shall remain the exclusive property of Team.

2.2.2. 2002 Season. No later than January , 2002, Advertiser shall provide Team with one (1) new customized Motorcycle, with a minimum wholesale value of $39,000, to be used in conjunction with the Mascot. Upon delivery to Team, the Motorcycle shall become and shall remain the exclusive property of Team.

2.2.3. 2003 Season. No later than January _, 2003, Advertiser shall provide Team with one (1) new customized Motorcycle, with a minimum wholesale value of $39,000, to be used in conjunction with the Mascot. Upon delivery to Team, the Motorcycle shall become and shall remain the exclusive property of Team.

2.3 Other Payments. All other payments to be made by Advertiser hereunder, such as payments under Section 2.4, shall be invoiced in full by Team and paid by Advertiser as provided in Section 2.1 above.

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2.4 Taxes.  Any and all taxes, including sales tax, excise tax, transaction privilege tax, property tax and other charges levied, assessed or otherwise imposed by any federal, state or local governmental authority (other than income taxes of Team or Real Estate Manager) in connection with any payments hereunder, services provided hereunder, signage or other advertising provided hereunder shall be paid by Advertiser.

3. Advertising and Promotion. Each year during the Term, Advertiser shall receive the following advertising and promotion rights:
3.1 Logo Rights. Advertiser may use the Diamondbacks name and logo for marketing and promotional uses, subject to prior review of all materials and written approval by Team. Except as expressly provided herein, Advertiser has no right to use in any way the corporate or trade name, trademark(s), service mark(s), logo(s) or other identification of Team (collectively, the '7eam Marks") without Team's prior written consent. Team grants a limited, non-exclusive license to Advertiser for use of Team Marks directly related to the activities described in this Agreement, provided Advertiser first obtains Team's express written approval for any such use, and provided that all such uses must be within Team's Home Television Territory only. All Team Marks are and shall remain the property of Team and any and all rights therein shall inure to the benefit of and be the exclusive property of Team. Advertiser's right to use Team Marks cannot be assigned or transferred and is for the term of this Agreement only. Team marks may not be used on Advertise s web site or other Interactive Media.
3.2 Print. During the 2000 Season, Advertiser will receive one (1) full page, four-color advertisement in the remaining three (3) issues of the Arizona Diamondbacks Magazine/Game Program, beginning with the August 2000 issue. Each Season during the remainder of the Term, Advertiser will receive one (1) full page, four-color advertisement in all nine (9) issues of the Arizona Diamondbacks Magazine/Program, beginning with the January issue each preceding each Season.

3.3 Mascot. During the 2000 Season, Advertiser will receive exposure in conjunction with the Mascot.

3.4 Motorcycle Showcase. During the 2001, 2002 and 2003 Seasons, the Motorcycle will be "Showcased" (ridden around the dirt track of the Ballpark by the Mascot, along with a Public Address System Announcement and color matrix presentation) at a minimum of thirty
(30) games during the regular season of play, games to be determined by Team in conjunction with Advertiser.

3.5 Motorcycle Display. During the 2001, 2002 and 2003 Seasons, the Motorcycle will be displayed on the Main Plaza of the Ballpark at a minimum of twenty-five (25) regular season games (including the Pure Steel Motorcycle Company display one (1) time per month on the Northeast Plaza of the Ballpark), details and games to be determined by Team in conjunction with Advertiser.

3.5 Season Tickets. Advertiser will receive two (2) season tickets for regular season games in the lower level of the Ballpark in a location determined by Team. Such tickets (or comparable tickets) for post-season games may be purchased by Advertiser at face value. Advertiser will have no rights to such tickets after the Term of this Agreement.

4. Standards. The design, layout, format 'and content of all advertising hereunder shall be subject to approval by Team. Team reserves the right to disapprove any advertising which Team determines fails to conform to quality advertising standards, is in poor taste or is otherwise objectionable.

5. MLB Subservience Requirements. Notwithstanding any other provision of this Agreement:

5.1. This Agreement and the rights, exclusivities and protections granted by Team to Advertiser hereunder shall be subject to the prior written approval of the Office of the Commissioner of Baseball and shall in all respects be subordinate to, and shall not prevent the issuance, entering into, or amendment of, any of the following, each as may be issued, entered into or amended from time to time (collectively, the "MLB Documents"): (i) any present or future agreements or arrangements regarding the telecast, broadcast, recording (audio or visual), or other transmission or retransmission (including, but not limited to, transmission via the Internet or any other medium of interactive communication, now known or hereafter developed) of Major League Baseball games, and/or the accounts and descriptions thereof, entered into with third parties by any of the Office of the Commissioner of Baseball, the American and National Leagues of Professional Baseball Clubs, Major League Baseball Enterprises, Inc., Major League Baseball Properties, Inc., Major League Baseball Properties Canada Inc., Baseball Television, Inc., and/or any of their respective present or future affiliates, assigns or successors (collectively, the "MLB Entities"), either on its own behalf or on behalf of the Major League Baseball Clubs and/or other MLB Entities; (ii) any other present or future agreements or arrangements entered into with third parties by, or on behalf of, any of the MLB Entities, including, without limitation, those relating to ticketing, e-commerce, and/or the exploitation of intellectual property rights in any medium, including the Internet or any other medium of interactive communication; (iii) any present or future agreements or arrangements entered into by Team with the other Major League Baseball Clu,6s and/or one or more of the MLB Entities (including, without limitation, the Major League Constitution and each agency agreement and operating guidelines among the Major League Baseball Clubs and an MLB Entity); and (iv) the applicable rules, regulations, policies, bulletins or directives issued or adopted either by the Commissioner or otherwise pursuant to the Major League Constitution or any such agency agreement. Team and Advertiser shall each comply with all applicable terms, conditions and requirements contained in the MLB Documents with respect to the subject matter of this Agreement.

5.2. The territory within which Advertiser is granted rights hereunder cannot extend beyond the Home Television Territory of Team, as established and amended from time to time pursuant to the MLB
Documents. Nothing herein shall be construed as conferring on advertiser rights in areas outside of Team 's Home Television
Territory.

5.3. Team shall have the right, at no cost or liability to it or any other club or MLB Entity, to terminate this Agreement at any time Advertiser breaches its obligations under Section 5.1 or 5.2 above. The right to terminate shall be exercisable by delivering written notice to Advertiser within 30 days after Team obtains actual knowledge that such breach or retransmission has occurred and the effective date of such termination shall be no more than 30 days after the date such notice is given, as specified by Team in such notice.

5.4. In addition, Team shall have the right to terminate immediately any right or obligation in this Agreement involving "Interactive Media," upon thirty (30) days' written notice, at no cost or liability to Team, any other club, or any MLB Entity. For purposes of this provision, interactive Media" shall mean (i) the Internet or any other on-line system or computer network; (ii) any interactive wireless service, including any interactive microwave or cellular service;
(iii) any interactive satellite service; (iv) any interactive broadcast television, broadcast radio or cable television service; and
(v) any other medium of interactive communication now known or hereafter devised.

5.5. Any rights granted or obligations undertaken by Team herein relating to the advertising or promotion of any on-line system, computer network or interactive media-related services or other on-line specific goods, services or brands shall expire no later than October 31, 2000.

6. Indemnification.

6.1. Advertiser. Advertiser at its own expense shall defend, indemnify and hold Team, Real Estate Manager and Premier Sports Marketing (Team's advertising consultant), and their respective successors, assigns, officers, directors, employees and agents harmless from all claims, demands, suits, actions, proceedings, losses, fines, expenses, costs, and damages of every kind and description,' including reasonable attorneys' fees and litigation expenses, which may be brought or made against or incurred by Team, Real Estate Manager or Premier Sports Marketing, arising out of: (i) the use of any trademark, copyright or other intellectual property right arising out of, or connected with any advertising copy or signage provided by Advertiser, or (ii) the accuracy, character, form and subject matter of any advertising copy or signage provided by Advertiser hereunder. Team and Real Estate Manager acknowledge and agree that all advertising material submitted by Advertiser is the property of Advertiser and shall not be altered or edited in any way without the express written consent of advertiser. This indemnity shall have no force or effect if the advertising copy or signage is altered or edited by any party not authorized by Advertiser.
6.2. Mutual. The parties shall each indemnify, defend and save harmless the others from any claims, actions, damages, losses or expenses made against or suffered by the others because of or based upon the indemnifying party's (or its employees' or agents') misrepresentations, negligence, unlawful act or omission, or failure to perform any obligation under this Agreement.

7. Default and Remedies.

7.1. Default. If (i) any party fails to pay any fees or other sums when due under this Agreement, (ii) any party fails to comply with or perform any of the provisions of this Agreement, or (iii) a petition is filed by or against any party under any foreign, federal or state statute (including, without limitation, Title 1 1 of the United States
Code) for the benefit of creditors such as debt adjustment, liquidation, winding up, dissolution, reorganization or bankruptcy, or a custodian (as defined in 1 1 U.S.C. section 101), receiver or liquidator takes charge of any of any party's property, whether by judicial appointment, agreement or operation of law; then such party shall be in default of this Agreement. However, if the non-defaulting party is not precluded by law from issuing notice of the default, the defaulting party shall have 1 0 days after written notice is given within which to cure the default.

7.2. Team and Real Estate Manager Remedies. In the event of a default by Advertiser, if pursuant to Section 6.1 a notice of default is not required or if notice is given and the default is not cured within the time provided, then (a) Team and Real Estate Manager shall be excused from further performance under this Agreement, (b) Team and Real Estate Manager may treat this Agreement as having been terminated as of the time of default, (c) without further notice and with or without terminating this Agreement, Team and Real Estate Manager may remove Advertiser signage and other advertising and remarket such rights or otherwise mitigate damages, and (d) Team and Real Estate Manager may recover from Advertiser all losses and damages they suffer by reason of a default, including any costs in finding a substitute Advertiser.
7.3. Advertiser Remedies. In the event of a default by Team or Real Estate Manager, if pursuant to Section 6.1 a notice of default is not required or if notice is given and the default is not cured within the time provided, Advertiser may: (i) treat the Agreement as having been terminated as of the time of default and thus be excused from further performance under this Agreement; or (ii) continue this Agreement and recover all damages resulting from the default. In no event shall Team or Real Estate Manager be liable or responsible for any lost income, profits or consequential damages of Advertiser or any person or entity.

8. Force Maieure. If a material number of Diamondbacks games cannot be played because of fire, the elements, mob, riot, national or local emergency, strikes, lockouts, calamity, epidemic, war, or for any other reason outside the control of Team, at its option Team may provide additional advertising, sponsorship or promotional rights, provide Advertiser with a refund or rebate for missed games, or extend the Term of this Agreement to compensate Advertiser for lost rights.

9. Governing Law and Arbitration. This Agreement shall be governed by Arizona law. All disputes arising under this Agreement shall be resolved by arbitration conducted in accordance with the Commercial Rules of the American Arbitration Association before a single arbitrator, such arbitration to take place in Phoenix, Arizona. However, if a party wishes to seek interim relief, whether affirmative or prohibitive, in the form of a temporary restraining order or a preliminary injunction or other interim equitable relief concerning the dispute, including without limitation declaratory relief, provisional remedies, special action relief or stay Proceedings in connection with special action relief, either before beginning or at any point in the arbitration proceedings concerning such dispute, such party may initiate the appropriate litigation to obtain such relief, which shall be subject to and controlled by the ultimate decision in the arbitration proceedings. The prevailing party in any arbitration or other legal action shall be entitled to costs and reasonable attorneys' fees.

10. Independent Contractors. The parties are independent contractors and shall be solely responsible for the conduct of their respective employees and agents in connection with the performance of their obligations under this Agreement.

11. Assignment. No party may assign or 'transfer any of its rights or obligations under this Agreement without the prior written consent of all parties, provided that Team may assign this Agreement to a transferee of Team's MLB franchise. In addition, Team may make a collateral assignment of its rights under this Agreement to a financial institution ("Lender'), and Advertiser consents to the grant by Team to Lender of a first priority security interest in the interest of Team under this Agreement. Upon foreclosure by Lender on Team's interest in this Agreement (and related rights and interest) to Lender (or other party designated by Lender), provided the transferee succeeds to the ownership of Team's MLB franchise for Phoenix, Arizona (as approved by MLB), and provided further that the transferee succeeds to and performs Team's obligations to play home games at Bank One Ballpark and honor Team's obligations under this Agreement.

12. No Waiver. No delay of or omission in the exercise o f any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of any future exercise of any right, power or remedy.

13. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severed from this Agreement. The validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14. Sophistication of Parties. Each party to this Agreement represents that it is a sophisticated commercial party capable of understanding all of the terms of this Agreement, that it has had an opportunity to review this Agreement with its counsel, and that it enters this Agreement with full knowledge of the terms of the Agreement.

15. Notice. Any notices, consents or approval required or permitted under this Agreement shall be properly given if in writing, whether personally delivered, delivered by facsimile machine or forwarded by mail, postage prepaid, addressed to the following addresses (or such other addresses as may from time to time be designated in writing by each party): To Team: Arizona Diamondbacks 401 East Jefferson Street Phoenix, Arizona 85004 Attn: Scott Brubaker

To Real Estate Manager: AZPB REM Limited Partnership 201 East Jefferson Third Floor Phoenix, Arizona 85004 Attn: Paige Peterson With copies to: Gallagher & Kennedy, P.C. 2575 East Camelback Road Phoenix, Arizona 85016-9225 Attn: Dean C. Short, II. AZPB Limited Partnership 201 East Jefferson Fourth Floor Phoenix, Arizona 85004
Attn: Thomas F. O'Malley, III

To Advertiser: Pure Steel Custom Cycles, Inc. 4010 Grand Avenue Suite 16 Phoenix, Arizona 85019 Attn: Danny Elzy & Oscar Coca

16. Integration Clause. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreement of any kind.
(SIGNATURES APPEAR ON THE FOLLOWING PAGE)

Team: AZPB Limited Partnership, a
Delaware limited partnership

By
Its


Real Estate Manager: AZPB REM Limited Partnership, a
Delaware limited partnership

By Richard H.  Dozer
Its President

Advertiser: Pure Steel Custom Cycles, Inc., an Arizona corporation,
By  Oscar Coca
Its